Exhibit 99.1
MARKETAXESS NAMES T. KELLEY MILLET, FORMER BEAR STEARNS CO-HEAD
OF GLOBAL CREDIT TRADING, AS PRESIDENT
NEW YORK, September 12, 2006 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other fixed-income securities, today announced that T. Kelley Millet has joined MarketAxess as President, effective September 13. Mr. Millet will initially focus on expanding and diversifying the MarketAxess North America business.
Mr. Millet, 46, comes to MarketAxess from Bear Stearns & Co. Inc., where he was most recently Senior Managing Director, Co-Head of Global Credit Trading responsible for origination, syndication, cash, derivatives and flow trading for the investment grade and emerging markets businesses, as well as high-yield derivatives. Mr. Millet was integral in merging the cash and credit default swaps businesses on a global basis and was a member of the fixed-income management committee. Prior to joining Bear Stearns in 2001, Mr. Millet had a 19-year career with JP Morgan where he held positions of increasing responsibility, culminating in his appointment as Global Head, Capital Markets and Syndicate.
Richard M. McVey, chairman and chief executive officer of MarketAxess stated, “We are immensely pleased with Kelley’s decision to join MarketAxess. He brings a wealth of fixed income experience and broad-based relationships to our company, and his hiring provides further validation that electronic trading on MarketAxess has arrived in the mainstream of the global credit business.”
“I am excited about the opportunity to join Rick and the MarketAxess team as fixed-income electronic trading enters its next exciting growth phase,” said Mr. Millet. “I believe that dealers and investors will continue to be drawn to low-cost electronic execution venues, and I look forward to helping MarketAxess grow its leadership position in the credit markets.”
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 650 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield, emerging markets bonds and new issues. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse, Deutsche Bank Securities, Dresdner Bank, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan,

Jefferies and Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, RBC Capital Markets, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
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MarketAxess Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
(212) 813-6021